                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      PRAECIS PHARMACEUTICALS INCORPORATED

--------------------------------------------------------------------------------

                       Pursuant to Sections 228 and 242 of
                       the General Corporation Law of the
                                State of Delaware

--------------------------------------------------------------------------------


            PRAECIS PHARMACEUTICALS INCORPORATED, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

            FIRST: That the following is hereby added immediately after the last sentence of the second paragraph of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, as amended:

            "Upon the filing of this Amendment to the Certificate of Incorporation, each outstanding share of Common Stock shall be further split 2-for-1, and without further action on the part of the Corporation or any stockholder, shall become and be deemed to represent 2 shares of Common Stock. Each certificate representing outstanding shares of Common Stock shall hereafter be deemed to represent the number of shares of Common Stock adjusted to reflect the 2-for-1 stock split, except that no such certificate shall represent fractional shares. With respect to any fraction of a share that would have been represented by such certificate, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined in good faith by the Board of Directors. Subject to the foregoing, upon any surrender for transfer or exchange of any certificate or certificates representing shares of outstanding Common Stock, the Corporation will issue and deliver a certificate or certificates for a number of shares of Common Stock which gives effect to the 2-for-1 stock split."

            SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, PRAECIS PHARMACEUTICALS INCORPORATED has caused this Certificate to be executed in its corporate name this 8th day of March, 2000.

                              PRAECIS PHARMACEUTICALS
                                INCORPORATED


                              By /s/ Malcolm L. Gefter
                                ---------------------------------------
                                 Malcolm L. Gefter
                                 Chairman of the Board, Chief Executive
                                   Officer and President


                                        3